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                                                      Exhibit 4.17

                                                 IBM
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IBM Credit Corporation                           P.O. Box 105061
                                                 Atlanta, GA 30348-9990

                                March 12, 1997

Axiom Real Estate Management, Inc.
Six PPG Place
Pittsburgh, PA  15222

             Re: Acknowledgment of Payment
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Gentlemen:
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            Reference is made to those certain loans made pursuant to
Revolving Loan and Security Agreement dated October 19, 1995, by and between Axiom Real Estate Management, Inc. (the "Company") and IBM Credit Corporation (the "Lender") and all other documents executed in connection therewith (collectively, the "Agreement"). Further reference is made to the provisions therein relating to the terms for payment to be made by the Company under the Agreement and all notes issued thereunder.

           The Lender hereby acknowledges: (i) that all precedent stated in the Agreements have been satisfied, (ii) the receipt of payment in full of all amounts to be paid by the Company under the Agreements and (iii) the satisfaction and discharge of all obligations of the Company under the Agreements are hereby satisfied and discharged.

          The Lender hereby: (i) releases all liens, mortgages, pledges, security interests and other encumbrances on any of your property or assets,
(ii) reassigns to you all our rights, title and interest in insurance policies, if any, and (iii) reassigns all property and assets heretofore transferred to us, in each case to secure any obligations under the Agreements or any related instruments or documents.

          We agree that we will do, execute, acknowledge and deliver or will cause to be done executed and delivered all and every such further acts, terminations, releases and assurances as reasonably may be required in furtherance of the purposes hereof.


                                 Very truly yours,

                                 /s/Robert J. Halapin
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                                    Robert J. Halapin
                                    Account Executive